United States
                       Securities and Exchange Commission
                              Washington, DC 20549

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                                    Form 8-K

                                 Current Report


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


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                        Date of Report: January 30, 2003

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                           BOEING CAPITAL CORPORATION
             (Exact name of registrant as specified in its charter)


            Delaware                      95-2564584              0-10795
 (State or other jurisdiction of       (I.R.S. Employer    (Commission File No.)
 Incorporation or Organization)       Identification No.)

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             500 Naches Ave., SW, 3rd Floor o Renton, Washington 98055
                     (Address of principal executive offices)

                                  (425) 393-2914
               (Registrant's telephone number, including area code)

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



Item 5.  Other Events

   This Current Report on Form 8-K is for the purpose of disclosing information relating to Boeing Capital Corporation that was contained in The Boeing Company's press release and Webcast of fourth quarter and full year 2002 financial results, dated January 30, 2003. The information relevant to Boeing Capital Corporation is as follows:

Boeing Capital Corporation: Boeing Capital Corporation financial results are summarized in the table below:


Boeing Capital Corp. Operating Results

($ in millions)                                            2002      2001      4Q02     4Q01

Revenues                                                   $994      $815      $276     $253

Earnings from operations, as Reported                      $482      $562      $139     $161
------------------------------------------------------ --------- --------- --------- --------
   Financing related interest expense                    ($410)    ($324)    ($113)    ($91)
------------------------------------------------------ --------- --------- --------- --------
------------------------------------------------------ --------- --------- --------- --------
Pre-Tax Income                                              $72      $238       $26      $70
------------------------------------------------------ --------- --------- --------- --------

   In 2002, Boeing Capital revenues increased 22 percent to nearly $1.0 billion as a result of portfolio growth, which was partially offset by lower lease and financing rates. Pre-tax earnings for the year totaled $72 million and reflect the downturn in commercial aviation.
   For the year 2002, Boeing Capital recognized non-cash charges totaling $194 million to increase the allowance for losses on receivables, as well as revalue certain investments and aircraft on operating lease. This includes $45 million recognized during the fourth quarter. As a result of the market environment, Boeing Capital increased its allowance for losses on finance leases and notes receivable to 3.5 percent of receivables, up from 2.4 percent at the end of 2001.
   As anticipated, Boeing Capital's finance portfolio grew more slowly in the fourth quarter to $11.8 billion compared with $11.5 billion at the end of the third quarter, and up from $9.2 billion at year-end 2001. Approximately 76 percent of Boeing Capital's portfolio is related to The Boeing Company's products and services, up from 70 percent at the end of 2001. New business volume and transfers of existing financing assets from The Boeing Company totaling $3.7 billion for the year were offset by asset run-off and depreciation of approximately $1.1 billion. Leverage, as measured by the ratio of debt-to-equity, at year-end 2002 was a conservative 5.7-to-1. Boeing Capital Corporation debt increased to $9.4 billion, up from $7.3 billion at year-end 2001, to fund portfolio growth.
   Boeing Capital Corporation revenues are expected to increase with portfolio growth, which is expected to moderate during 2003. Boeing Capital revenue guidance for 2003 ranges from $1.2 to $1.3 billion with similar increases in 2004. The portfolio is expected to grow by about $2 billion in each year. Boeing Capital's annual return on assets is expected to be approximately 1 percent.



                              Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      Boeing Capital Corporation

                                      By /s/ STEVEN W. VOGEDING


                                      Steven W. Vogeding
    January 30, 2003                  Vice President and Chief Financial Officer